EXHIBIT 99.1

Consolidated Communications Reports Fourth Quarter 2018 Results

  Commercial and carrier data and transport revenue grew 2.3 percent year over year
  Ethernet revenues increased 6.8 percent year over year
  Completed upgrades to 500,000 broadband passings across Northern New England
  Declared 55th consecutive quarterly dividend

MATTOON, Ill., Feb. 21, 2019 (GLOBE NEWSWIRE) -- Consolidated Communications Holdings, Inc. (Nasdaq: CNSL) (the “Company”) reported results for the fourth quarter 2018 and will hold a conference call and simultaneous webcast to discuss its results and developments today at 10 a.m. ET.

Fourth quarter 2018 Consolidated Communications financial summary:

  Revenue totaled $344.8 million
  Net cash from operating activities was $93.3 million
  Adjusted EBITDA was $132.4 million
  Dividend payout ratio was 68.3 percent

“2018 was a very productive year where we made great progress improving service levels and advancing our business and broadband strategy across our newly acquired markets,” said Bob Udell, president and chief executive officer of Consolidated Communications. “I am very pleased with our commercial growth and our progress in expanding our fiber network, including our upgrade of more than 500,000 or one-third of the broadband passings across Northern New England.”

“For 2019, we are focused on growing market share as we ramp up marketing in Northern New England and continue to make success-based, fiber investments in the business improving the customer experience,” said Udell.

Financial Results for the Fourth Quarter

  Revenues were $344.8 million, compared to $356.4 million for the fourth quarter of 2017, a decrease of $11.6 million in the recent quarter. Commercial and carrier data and transport service revenue increased 2.3 percent or $2 million on a comparable basis, with Ethernet revenue growth of 6.8 percent being the catalyst. Business system sales and special construction projects contributed an additional $4.7 million to the fourth quarter 2018 revenues. Consumer Broadband revenue was up $500,000 from a year ago in spite of normal seasonality in the Northern New England region. Voice services revenue declined $11.8 million across all customer channels. Subsidies decreased $2.4 million during the quarter primarily due to the final CAF step down in transitional revenues, and network switched and special access revenues declined $2.9 million.
  Income from operations was $3.6 million compared to $7.0 million in the fourth quarter of 2017. The change was primarily due to the declines in revenues described above, offset by reductions in operating expense of $8.2 million.
  Interest expense, net was $35.5 million, compared to $29.9 million for the same period last year. The increase was due to increases in LIBOR and non-cash expense associated with interest rate hedge agreements put in place to maintain our fixed debt target of 75 percent. As of Dec. 31, 2018, our weighted average cost of debt was approximately 5.6 percent.
  Cash distributions from the Company’s wireless partnerships were $10.3 million for the fourth quarter compared to $8.0 million for the prior year period.
  Other income, net was $11.1 million, compared to $7.9 million in the fourth quarter of 2017, mainly due to increased income from the Company’s minority interest in wireless partnerships.
  On a GAAP basis, net loss was $14.0 million and GAAP net loss per share was ($0.20). Adjusted diluted net loss per share excludes certain items as outlined in the table provided in this release. Adjusted diluted net loss per share was ($0.09) in the fourth quarter, compared to ($0.04) in the fourth quarter of 2017.
  Adjusted EBITDA was $132.4 million compared to $133.2 million in the year ago quarter.
  The total net debt to last 12-month adjusted EBITDA ratio was 4.3x.

Full-Year 2018 Results

  For the full year 2018, operating revenue totaled $1.4 billion, down 4.2 percent from pro forma fiscal year 2017. The decline was primarily due to continued erosion of legacy voice services and access revenues as well as the step down in CAF II transitional funding support.
  Net cash from operating activities was $357.3 million.
  Adjusted EBITDA was $537.3 million for fiscal year 2018, up $1.1 million from pro forma fiscal year 2017.

Cash Available to Pay Dividends, Capex

For the fourth quarter, cash available to pay dividends was $40.4 million. The dividend payout ratio was 68.3 percent for the quarter and 67.4 percent for the year. At Dec. 31, 2018, cash and cash equivalents were $9.6 million. Capital expenditures were $58.1 million for the fourth quarter and $244.8 million for the year.

Financial Guidance

The Company is providing guidance for fiscal year 2019 as follows:

	2018 Results	2019 Guidance
Cash interest expense	$128.1M	$135M to $140M
Cash income taxes[1]	$1.0M	$1M to $3M
Capital expenditures	$244.8M	$210M to $220M

(1) Cash income taxes primarily include local and state income taxes as federal income taxes will be shielded by existing net operating losses.

Dividend Payments

The Company’s board of directors declared a quarterly dividend of $0.38738 per common share, which is payable on May 1, 2019 to stockholders of record at the close of business on April 15, 2019. This will represent the 55th consecutive quarterly dividend paid by the Company.

Conference Call Information

Consolidated Communications will host a conference call and webcast today at 10 a.m. ET / 9 a.m. CT to discuss fourth quarter earnings and developments with respect to the Company. The live webcast and replay can be accessed from the Investor Relations section of the Company’s website at http://ir.consolidated.com. The live conference call dial-in number is 1-877-374-3981, conference ID 5858129. A telephonic replay of the conference call will be available through Feb. 28, 2019 and can be accessed by calling 1-855-859-2056, conference ID 5858129.

About Consolidated Communications

Consolidated Communications Holdings, Inc. (NASDAQ: CNSL) is a leading broadband and business communications provider serving consumers, businesses, and wireless and wireline carriers across rural and metro communities and a 23-state service area. Leveraging an advanced fiber network spanning 37,000 fiber route miles, Consolidated Communications offers a wide range of communications solutions, including: high-speed Internet, data, phone, security, managed services, cloud services and wholesale, carrier solutions. From our first connection 125 years ago, Consolidated is dedicated to turning technology into solutions, connecting people and enriching how they work and live. Visit www.consolidated.com for more information.

Use of Non-GAAP Financial Measures

This press release, as well as the conference call, includes disclosures regarding “EBITDA,” “adjusted EBITDA,” “cash available to pay dividends” and the related “dividend payout ratio,” “total net debt to last twelve month adjusted EBITDA coverage ratio,” “adjusted diluted net income per share” and “adjusted net income attributable to common stockholders,” all of which are non-GAAP financial measures and described in this section as not being in compliance with Regulation S-X.  Accordingly, they should not be construed as alternatives to net cash from operating or investing activities, cash and cash equivalents, cash flows from operations, net income or net income per share as defined by GAAP and are not, on their own, necessarily indicative of cash available to fund cash needs as determined in accordance with GAAP. In addition, not all companies use identical calculations, and the non-GAAP financial measures may not be comparable to other similarly titled measures of other companies.  A reconciliation of the differences between these non-GAAP financial measures and the most directly comparable financial measures presented in accordance with GAAP is included in the tables that follow.

Adjusted EBITDA is comprised of EBITDA, adjusted for certain items as permitted or required by the lenders under our credit agreement in place at the end of each quarter in the periods presented.  The tables that follow include an explanation of how adjusted EBITDA is calculated for each of the periods presented with the reconciliation to net income.  EBITDA is defined as net earnings before interest expense, income taxes, depreciation and amortization on a historical basis.

Cash available to pay dividends represents adjusted EBITDA plus cash interest income less (1) cash interest expense, (2) capital expenditures and (3) cash income taxes; this calculation differs in certain respects from the similar calculation used in our credit agreement.

We present adjusted EBITDA, cash available to pay dividends and the related dividend payout ratio for several reasons.  Management believes adjusted EBITDA, cash available to pay dividends and the dividend payout ratio are useful as a means to evaluate our ability to fund our estimated uses of cash (including interest on our debt) and pay dividends. In addition, we have presented adjusted EBITDA, cash available to pay dividends and the dividend payout ratio to investors in the past because they are frequently used by investors, securities analysts and other interested parties in the evaluation of companies in our industry, and management believes presenting them here provides a measure of consistency in our financial reporting. Adjusted EBITDA and cash available to pay dividends, referred to as Available Cash in our credit agreement, are also components of the restrictive covenants and financial ratios contained in our credit agreement that requires us to maintain compliance with these covenants and limit certain activities, such as our ability to incur debt and to pay dividends.  The definitions in these covenants and ratios are based on adjusted EBITDA and cash available to pay dividends after giving effect to specified charges.  In addition, adjusted EBITDA, cash available to pay dividends and the dividend payout ratio provide our board of directors with meaningful information to determine, with other data, assumptions and considerations, our dividend policy and our ability to pay dividends under the restrictive covenants in our credit agreement and to measure our ability to service and repay debt.  We present the related “total net debt to last twelve month adjusted EBITDA coverage ratio” principally to put other non-GAAP measures in context and facilitate comparisons by investors, security analysts and others; this ratio differs in certain respects from the similar ratio used in our credit agreement.  These measures differ in certain respects from the ratios used in our senior notes indenture.

These non-GAAP financial measures have certain shortcomings.  In particular, adjusted EBITDA does not represent the residual cash flows available for discretionary expenditures, since items such as debt repayment and interest payments are not deducted from such measure.  Similarly, while we may generate cash available to pay dividends, we are not required to use any such cash to pay dividends, and the payment of any dividends is subject to declaration by our board of directors, compliance with applicable law and the terms of our credit agreement.  Because adjusted EBITDA is a component of the dividend payout ratio and the ratio of total net debt to last twelve month adjusted EBITDA, these measures are also subject to the material limitations discussed above.  In addition, the ratio of total net debt to last twelve month adjusted EBITDA is subject to the risk that we may not be able to use the cash on the balance sheet to reduce our debt on a dollar-for-dollar basis. Management believes these ratios are useful as a means to evaluate our ability to incur additional indebtedness in the future.

We present the non-GAAP measures adjusted diluted net income per share and adjusted diluted net income attributable to common stockholders because our net income and net income per share are regularly affected by items that occur at irregular intervals or are non-cash items.  We believe that disclosing these measures assists investors, securities analysts and other interested parties in evaluating both our company over time and the relative performance of the companies in our industry.

Preliminary Pro Forma Results

Estimated pro forma results of operations presented herein gives effect to the acquisition of FairPoint Communications, Inc. as if it had occurred on Jan. 1, 2016.  The estimated pro forma results include certain accounting adjustments related to the acquisition that are expected to have a continuing impact on the combined results, including adjustments for depreciation and amortization of the acquired tangible and intangible assets, interest expense on the debt incurred to complete the acquisition and to repay certain existing indebtedness of FairPoint, the exclusion of certain acquisition related costs and the tax impact of these pro forma adjustments.  These adjustments and the related results are based on a preliminary valuation of the estimated fair value of the net assets acquired, which is subject to change upon the final assessment and such changes could be material.  The estimated pro forma information is not intended to represent or be indicative of the results of the combined company that would have been obtained had the acquisition been completed as of the dates presented and should not be taken as representative of the future consolidated results of the combined company.

Safe Harbor

The Securities and Exchange Commission (“SEC”) encourages companies to disclose forward-looking information so that investors can better understand a company’s future prospects and make informed investment decisions.  Certain statements in this communication are forward-looking statements and are made pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995.  These forward-looking statements reflect, among other things, our current expectations, plans, strategies, and anticipated financial results.  There are a number of risks, uncertainties, and conditions that may cause our actual results to differ materially from those expressed or implied by these forward-looking statements.  These risks and uncertainties include our ability to successfully integrate FairPoint Communications, Inc.’s operations and realize the synergies from the integration, as well as a number of factors related to our business, including economic and financial market conditions generally and economic conditions in our service areas; various risks to stockholders of not receiving dividends and risks to our ability to pursue growth opportunities if we continue to pay dividends according to the current dividend policy; various risks to the price and volatility of our common stock; changes in the valuation of pension plan assets; the substantial amount of debt and our ability to repay or refinance it or incur additional debt in the future; our need for a significant amount of cash to service and repay the debt and to pay dividends on our common stock; restrictions contained in our debt agreements that limit the discretion of management in operating the business; regulatory changes, including changes to subsidies, rapid development and introduction of new technologies and intense competition in the telecommunications industry; risks associated with our possible pursuit of acquisitions; system failures; cyber-attacks, information or security breaches or technology failure of ours or of a third party; losses of large customers or government contracts; risks associated with the rights-of-way for the network; disruptions in the relationship with third party vendors; losses of key management personnel and the inability to attract and retain highly qualified management and personnel in the future; changes in the extensive governmental legislation and regulations governing telecommunications providers and the provision of telecommunications services; new or changing tax laws or regulations; telecommunications carriers disputing and/or avoiding their obligations to pay network access charges for use of our network; high costs of regulatory compliance; the competitive impact of legislation and regulatory changes in the telecommunications industry; and liability and compliance costs regarding environmental regulations. A detailed discussion of these and other risks and uncertainties that could cause actual results and events to differ materially from such forward-looking statements are discussed in more detail in our filings with the SEC, including our reports on Form 10-K and Form 10-Q.  Many of these circumstances are beyond our ability to control or predict.  Moreover, forward-looking statements necessarily involve assumptions on our part.  These forward-looking statements generally are identified by the words “believe,” “expect,” “anticipate,” “estimate,” “project,” “intend,” “plan,” “should,” “may,” “will,” “would,” “will be,” “will continue” or similar expressions.  Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements of Consolidated Communications Holdings, Inc. and its subsidiaries to be different from those expressed or implied in the forward-looking statements.  All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements that appear throughout this communication.  Furthermore, forward-looking statements speak only as of the date they are made.  Except as required under the federal securities laws or the rules and regulations of the SEC, we disclaim any intention or obligation to update or revise publicly any forward-looking statements.  You should not place undue reliance on forward-looking statements.

Company Contact

Lisa Hood, Consolidated Communications
Phone:  (844)-909-CNSL (2675)
Lisa.hood@consolidated.com

– Tables to follow –

Consolidated Communications Holdings, Inc.
Condensed Consolidated Balance Sheets
(Dollars in thousands, except share and per share amounts)
(Unaudited)
	December 31,	December 31,
	2018	2017

ASSETS
Current assets:
Cash and cash equivalents	$9,599	$15,657
Accounts receivable, net	133,136	121,528
Income tax receivable	11,072	21,846
Prepaid expenses and other current assets	44,336	33,318
Assets held for sale	-	21,310
Total current assets	198,143	213,659

Property, plant and equipment, net	1,927,126	2,037,606
Investments	110,853	108,858
Goodwill	1,035,274	1,038,032
Customer relationships, net	228,959	293,300
Other intangible assets	11,483	13,483
Other assets	23,423	14,188
Total assets	$3,535,261	$3,719,126

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$32,502	$24,143
Advance billings and customer deposits	47,724	42,526
Dividends payable	27,579	27,418
Accrued compensation	64,459	49,770
Accrued interest	9,232	9,343
Accrued expense	71,650	72,041
Current portion of long-term debt and capital lease obligations	30,468	29,696
Liabilities held for sale	-	1,003
Total current liabilities	283,614	255,940

Long-term debt and capital lease obligations	2,303,585	2,311,514
Deferred income taxes	188,129	209,720
Pension and other post-retirement obligations	314,134	334,193
Other long-term liabilities	30,145	33,817
Total liabilities	3,119,607	3,145,184

Shareholders' equity:
Common stock, par value $0.01 per share; 100,000,000 shares
authorized, 71,187,301 and 70,777,354, shares outstanding
as of December 31, 2018 and December 31, 2017, respectively	712	708
Additional paid-in capital	513,070	615,662
Accumulated deficit	(50,834)	-
Accumulated other comprehensive loss, net	(53,212)	(48,083)
Noncontrolling interest	5,918	5,655
Total shareholders' equity	415,654	573,942
Total liabilities and shareholders' equity	$3,535,261	$3,719,126

Consolidated Communications Holdings, Inc.
Condensed Consolidated Statements of Operations
(Dollars in thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2018	2017	2018	2017

Net revenues	$344,750	$356,360	$1,399,074	$1,059,574
Operating expenses:
Cost of services and products	154,656	155,453	611,872	445,998
Selling, general and administrative
expenses	82,433	86,159	333,605	249,141
Acquisition and other transaction costs	197	2,987	1,960	33,650
Depreciation and amortization	103,909	104,789	432,668	291,873
Income from operations	3,555	6,972	18,969	38,912
Other income (expense):
Interest expense, net of interest income	(35,499)	(29,890)	(134,578)	(129,786)
Other income, net	11,069	7,877	40,911	31,246
Loss before income taxes	(20,875)	(15,041)	(74,698)	(59,628)
Income tax benefit	(6,877)	(115,065)	(24,127)	(124,927)
Net income (loss)	(13,998)	100,024	(50,571)	65,299

Less: net income (loss) attributable to noncontrolling interest	(19)	218	263	354

Net income (loss) attributable to common shareholders	$(13,979)	$99,806	$(50,834)	$64,945

Net income (loss) per basic and diluted common shares
attributable to common shareholders	$(0.20)	$1.41	$(0.73)	$1.07

Consolidated Communications Holdings, Inc.
Pro Forma Condensed Consolidated Statements of Operations
(Dollars in thousands, except per share amounts)
(Unaudited)

	Pro Forma		Pro Forma
	Three Months Ended		Year Ended
	December 31,		December 31,
	2018	2017	2018	2017

Net revenues	$344,750	$356,360	$1,399,074	$1,460,620
Operating expenses:
Operating expenses (exclusive of depreciation
and amortization)	237,286	241,794	947,437	981,329
Depreciation and amortization	103,909	104,789	432,668	418,365
Income from operations	3,555	9,777	18,969	60,926
Other income (expense):
Interest expense, net of interest income	(35,499)	(29,890)	(134,578)	(119,510)
Other income, net	11,069	7,877	40,911	28,875
Loss before income taxes	(20,875)	(12,236)	(74,698)	(29,709)
Income tax benefit	(6,877)	(113,943)	(24,127)	(120,840)
Net income (loss)	(13,998)	101,707	(50,571)	91,131
Less: net income (loss) attributable to noncontrolling interest	(19)	218	263	354

Net income (loss) attributable to common shareholders	$(13,979)	$101,489	$(50,834)	$90,777

Net income (loss) per basic and diluted common share
attributable to common shareholders	$(0.20)	$1.44	$(0.73)	$1.29

Consolidated Communications Holdings, Inc.
Condensed Consolidated Statements of Cash Flows
(Dollars in thousands)
(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2018	2017	2018	2017
OPERATING ACTIVITIES
Net income (loss)	$(13,998)	$100,024	$(50,571)	$65,299
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	103,909	104,789	432,668	291,873
Deferred income taxes	(23,203)	(130,348)	(26,008)	(126,127)
Cash distributions from wireless partnerships less than earnings	(160)	(522)	(194)	(1,411)
Non-cash, stock-based compensation	1,365	447	5,119	2,766
Amortization of deferred financing	1,199	1,148	4,721	17,076
Other adjustments, net	2,251	551	6,066	3,208
Changes in operating assets and liabilities, net	21,922	8,714	(14,480)	(42,657)
Net cash provided by operating activities	93,285	84,803	357,321	210,027
INVESTING ACTIVITIES
Business acquisition, net of cash acquired	-	-	-	(862,385)
Purchase of property, plant and equipment, net	(58,051)	(61,896)	(244,816)	(181,185)
Proceeds from sale of assets	485	563	2,125	859
Proceeds from business disposition	-	-	20,999	-
Proceeds from sale of investments	-	-	233	-
Net cash used in investing activities	(57,566)	(61,333)	(221,459)	(1,042,711)
FINANCING ACTIVITIES
Proceeds from issuance of long-term debt	53,001	21,000	189,588	1,052,325
Payment of capital lease obligations	(3,165)	(2,570)	(12,755)	(7,933)
Payment on long-term debt	(51,588)	(21,587)	(207,938)	(111,337)
Payment of financing costs	-	-	-	(16,732)
Share repurchases for minimum tax withholding	(593)	(530)	(593)	(571)
Dividends on common stock	(27,601)	(27,440)	(110,222)	(94,138)
Other	-	-	-	(350)
Net cash provided by (used in) financing activities	(29,946)	(31,127)	(141,920)	821,264
Net change in cash and cash equivalents	5,773	(7,657)	(6,058)	(11,420)
Cash and cash equivalents at beginning of period	3,826	23,314	15,657	27,077
Cash and cash equivalents at end of period	$9,599	$15,657	$9,599	$15,657

Consolidated Communications Holdings, Inc.
Consolidated Revenue by Category
(Dollars in thousands)
(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2018	2017	2018	2017
Commercial and carrier:
Data and transport services (includes VoIP)	$88,152	$86,145	$349,413	$274,221
Voice services	49,301	54,137	202,875	152,632
Other	16,389	11,709	56,395	33,908
	153,842	151,991	608,683	460,761
Consumer:
Broadband (VoIP and Data)	63,598	63,052	253,119	183,634
Video services	21,649	22,646	88,338	91,406
Voice services	47,597	54,581	202,032	137,696
	132,844	140,279	543,489	412,736

Subsidies	17,948	20,375	83,371	62,272
Network access	37,382	40,243	152,582	110,196
Other products and services	2,734	3,472	10,949	13,609
Total operating revenue	344,750	356,360	1,399,074	1,059,574

Less operating revenues from divestitures	-	(1,355)	(3,337)	(2,784)
	$344,750	$355,005	$1,395,737	$1,056,790

Consolidated Communications Holdings, Inc.
Consolidated Revenue by Category
(Dollars in thousands)
(Unaudited)

	Three Months Ended
	Q4 2018	Q3 2018	Q2 2018	Q1 2018	Q4 2017
Commercial and carrier:
Data and transport services (includes VoIP)	$88,152	$87,633	$87,603	$86,025	$86,145
Voice services	49,301	50,091	51,322	52,161	54,137
Other	16,389	13,906	14,237	11,863	11,709
	153,842	151,630	153,162	150,049	151,991
Consumer:
Broadband (VoIP and Data)	63,598	63,865	62,545	63,111	63,052
Video services	21,649	21,790	22,065	22,834	22,646
Voice services	47,597	50,757	51,616	52,062	54,581
	132,844	136,412	136,226	138,007	140,279

Subsidies	17,948	19,189	20,979	25,255	20,375
Network access	37,382	38,147	37,338	39,715	40,243
Other products and services	2,734	2,686	2,516	3,013	3,472
Total operating revenue	344,750	348,064	350,221	356,039	356,360

Less operating revenues from divestitures	-	(466)	(1,417)	(1,454)	(1,355)
	$344,750	$347,598	$348,804	$354,585	$355,005

Consolidated Communications Holdings, Inc.
Schedule of Adjusted EBITDA Calculation
(Dollars in thousands)
(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2018	2017	2018	2017
Net income (loss)	$(13,998)	$100,024	$(50,571)	$65,299
Add (subtract):
Income tax benefit	(6,877)	(115,065)	(24,127)	(124,927)
Interest expense, net	35,499	29,890	134,578	129,786
Depreciation and amortization	103,909	104,789	432,668	291,873
EBITDA	118,533	119,638	492,548	362,031

Adjustments to EBITDA (1):
Other, net (2)	11,552	11,854	34,599	47,536
Investment income (accrual basis)	(10,597)	(8,681)	(39,596)	(31,749)
Investment distributions (cash basis)	10,263	7,972	39,078	29,993
Pension/OPEB expense	1,249	1,925	5,546	3,527
Non-cash compensation (3)	1,365	447	5,119	2,766
Adjusted EBITDA	$132,365	$133,155	$537,294	$414,104

Notes:
(1) These adjustments reflect those required or permitted by the lenders under our credit agreement.
(2) Other, net includes income attributable to noncontrolling interests, acquisition and non-recurring related costs, and certain miscellaneous items.
(3) Represents compensation expenses in connection with our Restricted Share Plan, which because of the non-cash nature of the expenses are excluded from adjusted EBITDA.

Consolidated Communications Holdings, Inc.
Schedule of Pro Forma Adjusted EBITDA Calculation
(Dollars in thousands)
(Unaudited)

	Pro Forma		Pro Forma
	Three Months Ended		Year Ended
	December 31,		December 31,
	2018	2017	2018	2017
Net income (loss)	$(13,998)	$101,707	$(50,571)	$91,131
Add (subtract):
Income tax benefit	(6,877)	(113,943)	(24,127)	(120,840)
Interest expense, net	35,499	29,890	134,578	119,510
Depreciation and amortization	103,909	104,789	432,668	418,365
EBITDA	118,533	122,443	492,548	508,166

Adjustments to EBITDA (1):
Other, net (2)	11,552	9,049	34,599	14,499
Investment income (accrual basis)	(10,597)	(8,681)	(39,596)	(31,749)
Investment distributions (cash basis)	10,263	7,972	39,078	29,993
Pension/OPEB expense	1,249	1,925	5,546	9,545
Non-cash compensation (3)	1,365	447	5,119	5,752
Adjusted EBITDA	$132,365	$133,155	$537,294	$536,206

Notes:
(1) These adjustments reflect those required or permitted by the lenders under our credit agreement.
(2) Other, net includes income attributable to noncontrolling interests, acquisition and non-recurring related costs, and certain miscellaneous items.
(3) Represents compensation expenses in connection with our Restricted Share Plan, which because of the non-cash nature of the expenses are excluded from Adjusted EBITDA.

Consolidated Communications Holdings, Inc.
Cash Available to Pay Dividends
(Dollars in thousands)
(Unaudited)

	Three Months Ended	Year Ended
	December 31, 2018	December 31, 2018

Adjusted EBITDA	$132,365	$537,294

- Cash interest expense	(33,809)	(128,081)
- Capital expenditures	(58,051)	(244,816)
- Cash income taxes	(97)	(940)

Cash available to pay dividends	$40,408	$163,457

Dividends Paid	$27,601	$110,222
Payout Ratio	68.3%	67.4%

Note: The above calculation excludes the principal payments on our debt.

Consolidated Communications Holdings, Inc.
Total Net Debt to LTM Adjusted EBITDA Ratio
(Dollars in thousands)
(Unaudited)

December 31,
Summary of Outstanding Debt:	2018
Term loans, net of discount $6,994	$1,796,068
Revolving loan	22,000
Senior unsecured notes due 2022, net of discount $2,991	497,009
Capital leases	30,362
Total debt as of December 31, 2018	$2,345,439
Less deferred debt issuance costs	(11,386)
Less cash on hand	(9,599)
Total net debt as of December 31, 2018	$2,324,454

Adjusted EBITDA for the
year ended December 31, 2018	$537,294

Total Net Debt to last twelve months
Adjusted EBITDA	4.33x

Consolidated Communications Holdings, Inc.
Adjusted Net Income and Net Income Per Share
(Dollars in thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2018	2017	2018	2017
Net income (loss)	$(13,998)	$100,024	$(50,571)	$65,299
Transaction and severance related costs, net of tax	7,590	4,503	23,986	25,902
Storm costs, net of tax	282	1,931	1,768	1,931
Local switching support settlement, net of tax	-	-	(2,978)	-
Non-cash interest expense for swaps, net of tax	1,051	(440)	3,480	666
Tax on non-deductible transaction related costs	-	1,102	-	3,443
Tax related to acquisition	-	-	1,062	5,205
Divestiture related, tax (1)	-	-	767	-
Change in deferred tax rate, tax	(2,763)	-	(2,763)	5,404
Change in deferred tax rate, federal tax reform	(772)	(112,910)	(5,169)	(112,910)
Other, tax	1,340	2,580	1,340	2,580
Amortization of commitment fee, net of tax	-	-	-	7,819
Ticking fees on committed financing, net of tax	-	-	-	10,966
Non-cash stock compensation, net of tax	1,020	272	3,824	1,682
Adjusted net income (loss)	$(6,250)	$(2,938)	$(25,254)	$17,987

Weighted average number of shares outstanding	70,658	70,516	70,613	60,373
Adjusted diluted net income (loss) per share	$(0.09)	$(0.04)	$(0.36)	$0.30

Notes:
(1) Includes sale of Virginia properties on July 31, 2018.

Calculations above assume a 25.3% effective tax rate for the three months and year ended December 31, 2018 and 39.2% effective tax rate for the three months and year ended December 31, 2017.

Net income per share has been impacted by approximately $0.22 for the year ended December 31, 2018 due to increased depreciation and amortization associated with the valuation of the FairPoint assets.

Consolidated Communications Holdings, Inc.
Key Operating Statistics
(Unaudited)

	December 31,	September 30,	% Change	December 31,	% Change
	2018	2018	in Qtr	2017 (2)	YOY

Voice Connections	902,414	921,896	(2.1%)	967,965	(6.8%)

Data and Internet Connections	778,970	781,912	(0.4%)	780,794	(0.2%)

Video Connections	93,065	95,889	(2.9%)	103,313	(9.9%)

Business and Broadband as % of total revenue (1)	76.2%	75.2%	1.3%	74.8%	1.8%

Fiber route network miles (long-haul and metro)	36,944	36,814	0.4%	35,962	2.7%

On-net buildings	10,424	10,041	3.8%	9,062	15.0%

Consumer Customers	628,649	641,845	(2.1%)	666,872	(5.7%)

Consumer ARPU	$70.44	$70.70	(0.4%)	$69.69	1.1%

Notes:
(1) Business and Broadband revenue % includes: commercial/carrier, equipment sales and service, directory, consumer broadband and special access.
(2) The sale of our local exchange carrier in Virginia resulted in a reduction of approximately 4,110 voice connections, 2,900 data and Internet connections and 4,340 consumer customers in the third quarter of 2018. Prior period amounts have been adjusted to reflect the sale.